Exhibit 99.1

DAVIDsTEA Appoints Joel Silver as President and Chief Executive Officer

Montreal, Canada, March 13,  2017 — DAVIDsTEA Inc. (“DAVIDsTEA” or the “Company”) (Nasdaq: DTEA) today announced that its Board of Directors has appointed Joel Silver as the Company’s President and Chief Executive Officer and a member of its Board of Directors, with both appointments to become effective on March 20, 2017. Mr. Silver will succeed Christine Bullen, who has served as Interim President and Chief Executive Officer since January 29, 2017 while the Company conducted a formal search for a permanent Chief Executive Officer. Ms. Bullen will continue to serve in her prior role as Managing Director, U.S.

Maurice Tousson, Chairman of the Company’s Board of Directors, stated, “On behalf of the Board of Directors, I am delighted to welcome Joel to DAVIDsTEA. We believe that his diverse experience with consumer-centric and lifestyle brands coupled with his leadership skills and track record of success make him an excellent fit to lead DAVIDsTEA. Joel’s background and skill set will be valuable as we capitalize on the opportunities to grow the DAVIDsTEA brand. We would also like to thank Christine for her contributions while she served as Interim President & CEO and look forward to her continued leadership as Managing Director, U.S.”

Joel Silver added, “I am honored to join DAVIDsTEA as President and CEO. I look forward to working with the board, management, and passionate team members of this unique and exciting company as we work together to expand the business and realize the potential for DAVIDsTEA.”

Mr. Silver comes to DAVIDsTEA with over 20 years of consumer brand experience, having most recently served as General Partner and a member of the Board of Directors of TrilogyGrowth, a venture capital fund he co-founded, which focuses on consumer-centric brands including Poppin, a modern office supplies brand, iStore, a Canadian-based retail and wholesale brand providing consumers with trendy and practical digital lifestyle solutions, and Indeed Laboratories, a Canadian-based skin care company with global distribution. Prior to TrilogyGrowth, from 2003 to 2011, Mr. Silver held several positions of increasing responsibility at Indigo Books & Music Inc. (TSX:IDG), Canada’s largest book, gift and specialty toy retailer, most recently as President. In this capacity, Mr. Silver drove Indigo Books & Music’s strategy to build the general merchandise categories, including the launch of Indigo Kids and the doubling of the lifestyle categories.  He also was responsible for significantly expanding revenues across all retail and e-commerce channels and helped Indigo Books & Music launch Kobo, its e-reading platform. Mr. Silver has sat on Indigo Books & Music’s Board of Directors since 2011. Mr. Silver also was a co-founder and the Chief Executive Officer of SalesDriver.com Inc., an on-line e-commerce platform based out of Boston & Toronto that was sold to Carlson Marketing Group Inc.  Mr. Silver began his career in brand management at Procter & Gamble.

Mr. Silver earned his Bachelor’s degree from Wilfrid Laurier University in Canada and his Master’s degree of Business Administration from Harvard University.

About DAVIDsTEA

DAVIDsTEA is a fast-growing retailer of specialty tea, offering a differentiated selection of proprietary loose-leaf teas, pre-packaged teas, tea sachets and tea-related gifts, accessories and food and beverages, primarily through 234 company-operated DAVIDsTEA stores throughout Canada and the United States as of March 13, 2017, and its website, davidstea.com. The Company is headquartered in Montréal, Canada.

Forward-Looking Statements

This press release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. These forward-looking statements address various matters including management’s beliefs about the Company’s prospects with Mr. Silver as Chief Executive Officer. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks and uncertainties including: the Company’s ability to maintain and enhance its brand image, particularly in new markets; the Company’s ability to compete in the specialty tea and beverage category; the Company’s ability to expand and improve its operations; the Company’s ability to maximize its e-marketing efforts; levels of foot traffic in locations in which the Company’s stores are located; changes in consumer trends and preferences; fluctuations in foreign currency exchange rates; general economic conditions and consumer confidence; minimum wage laws; the importance of the Company’s first fiscal quarter to results of operations for the entire fiscal year; and other risks set forth in the Company’s Annual Report on Form 10-K dated April 12, 2016 and filed with the Securities and Exchange Commission on April 13, 2016. If one or more of these risks or uncertainties materialize, or if any of the Company’s assumptions prove incorrect, the Company’s actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this release speaks only as of the date on which the Company makes it. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Investor Contact

ICR Inc.

Rachel Schacter

(203)-682-8200

investors@davidstea.com